

wejo

Welcome to Data in the Desert 2022

September 2022

Agenda

- Today's Announcement
- Why Build AV-OS
- Future Capabilities of AV-OS
- Wejo Neural EdgeTM and Digital Twin
- DLIVEREE Demonstration


FDDS GRID WIRE
DISTANCE 5 m
128
564 pt
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HANDBRAKE ON!

Introducing AV-OS and DLIVEREE

Wejo's work with DLIVEREE will lead to extensions of our common data model, supporting communications between AVs and advancing safety for all road users

Our product is AV-OS, an operating system which will allow OEMs to query Wejo in real-time to simulate real-life scenarios when developing AVs while also enabling communication between different AVs.

This is our AV prototype, DLIVEREE which will be controlled today via remote access.

We are not in the business of AV manufacturing, but our DLIVEREE prototype was built to demonstrate the capabilities of our AV-OS product, specifically for fleet and logistics use cases.

We endeavor to simulate and visualize different AV behaviors in a virtual environment to enhance public safety while accelerating adoption of AVs, which otherwise would not be financially feasible for OEMs and DoTs.

There are over 40 OEMs along with multiple DoTs with DMV licenses to deploy AVs

DEATHS ON THE ROAD
1.3
MILLION

DEATHS DUE TO EMISSIONS
8
MILLION

Why Build AV-OS

Wejo's work with DLIVEREE will lead to extensions of our common data model, supporting communications between AVs and advancing safety for all road users

MILES CURATED
689
BILLION

Wejo has a massive data asset that can be used to help develop AVs and AV infrastructure

VEHICLES LIVE ON PLATFORM
19
MILLION

Our data platform can support a simulated live 3D-environment which pulls data from 95% of roads in America and provides a common language among different AVs

Source: World Health Organization, Wejo management

Anticipate the Road Ahead

- Providing AVs with intelligence about longer range conditions
  - Road, environmental & traffic
- Growing connected vehicle and autonomous vehicle data (e.g., lidar & camera outputs)
- Edge & distributed infrastructure to reduce latency barriers

Common Language

- Develop vehicle and road network digital twins that represent a common language for AVs
- Includes current vehicle status and dynamics, plus intended movements from an AV (e.g., forthcoming lane change, exiting the highway)
- Go beyond map data



AV OS
Wejo Intelligence

Simulation & Modelling

- Providing real-world data and intelligence about automated and non-automated (human) driving
- Support the development, testing and operation of AVs
- Use genuine connected vehicle data to inform model development

Autonomous Vehicle Operating System (AV-OS)

AV-OS is being developed to rapidly accelerate the development and adoption of AVs

Wejo is working to make roads safer through the use of AV-OS, which will bridge the gap from the connected and electric vehicles of today to the autonomous vehicles of tomorrow .



Wejo Neural Edge™ & Digital Twin

Wejo Neural EdgeTM enables faster and more efficient processing of data at the vehicle, providing a key building block for communication in near real-time, which can accelerate the deployment of autonomous vehicles.

Using Connected Vehicle Data, Wejo can help support the construction of a Digital Twin of any road ahead which helps autonomous vehicles learn how to drive in any virtual environment and then can translate that success to a real-world setting


wejo
NEURAL
EDGE

Summary

Wejo is developing AV-OS to accelerate the adoption of autonomous vehicles.

We can save OEMs and DoTs time and money by providing access to our data platform, preventing them from having to deploy new infrastructure to simulate autonomous vehicle environments.

Leveraging Neural Edge™, Digital Twin, and our partnership with Palantir, we can create virtual simulation environments using a common data model and language that create millions of testing scenarios to help overcome regulatory obstacles.

A movement towards autonomous vehicles will help drive a safer, smarter, and more sustainable world.